Your Vision Our Focus

March 10, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of GlassBridge Enterprises, Inc. Form 8-K dated February 10, 2025, and have the following comments:

1. We agree with the statements made in the first through fourth paragraphs.

2. We have no basis on which to agree or disagree with the statements in the fifth and sixth paragraph.

Yours truly,

/s/ Turner, Stone & Company, L.L.P.

Turner, Stone & Company, L.L.P.
Accountants and Consultants
12700 Park Central Drive, Suite 1400
Dallas, Texas 75251
Telephone: 972-239-1660/Facsimile: 972-239-1665
Toll Free: 877-853-4195
Web site: turnerstone.com

INAA GROUP
INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS